Exhibit 99(b)
                           PRESS RELEASE


FOR IMMEDIATE RELEASE
THURSDAY
MAY 1, 1997

CONTACT PERSON:         STACY DUCKETT, VICE PRESIDENT
                        CORPORATE COMMUNICATIONS
                        (501)  688-8229


                  TCBY INTRODUCES NEW SORBET FIZZ

LITTLE ROCK, AR - THURSDAY (MAY 1, 1997) - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced the introduction of the new Sorbet fizz menu item at "TCBY"(Registered) and "TCBY" Treats(Service Mark) locations. This new item will be available for a limited time.

The Sorbet Fizz is a refreshing blend of "TCBY"(Registered) soft serve sorbet and Sprite(Registered). This promotion coincides with the introduction of two new soft serve sorbet flavors - Strawberry Kiwi and Pineapple Passion Fruit - to this already extensive line of five flavors. The suggested promotional retail price is $1.79.

"TCBY is the market leader in soft serve sorbet products," said Tony Passarello, Senior Vice President of Marketing, TCBY Systems, Inc. "The Sorbet Fizz is a great item for summer, allows us to highlight our soft serve sorbet line, and fits easily into all of our locations whether they are traditional or non-traditional units." Passarello added, "This is our first foray into the beverage segment of the treats market. The Sorbet Fizz reemphasizes our commitment to the entire family as 'the customer' that began with the TCBY Treats concept."

In support of this introduction, the Sorbet Fizz will be featured in a national free-standing insert, network and cable television, and radio throughout May. This is the most extensive national advertising the Company has initiated for the introduction of a new menu item.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.

Note:  Photo available.

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